Exhibit 99.1

        The Knot Reports Third Quarter 2007 Financial Results

   Online Advertising and Registry Services Continue to Lead Revenue
                                 Gains

      Conference Call Today at 4:30 p.m. ET Dial-In 800-638-7172
                             (ID#19425939)

    NEW YORK--(BUSINESS WIRE)--Nov. 8, 2007--The Knot, Inc. (NASDAQ:
KNOT, www.theknot.com), a leading lifestage media company targeting couples planning their weddings and future lives together, today reported financial results for its third quarter and nine months ended September 30, 2007.

    Third Quarter 2007 Results

    For the third quarter ended September 30, 2007, The Knot reported net revenues of $25.0 million, an increase of 35% from net revenues of $18.5 million for the third quarter of 2006. Revenue from national and local online advertising programs increased 32% over the prior year's third quarter. Merchandise revenue from the sale of wedding supplies grew 24% while publishing and other revenue was down by 7%. Registry services revenue, which is derived substantially through the WeddingChannel business that was acquired in September 2006, was $3.7 million in the recent quarter.

    Income before income taxes increased to $5.2 million in the third quarter of 2007 compared to $3.4 million a year ago. The provision for income taxes was $2.3 million in the third quarter of 2007 and $90,000 in the corresponding period in 2006. The provision for income taxes for the third quarter 2006 was reduced by the utilization of net operating loss carryforwards. Net income for the third quarter of 2007 was $2.9 million or $0.09 per basic and diluted share as compared to net income of $3.3 million or $0.12 per basic and $0.11 per diluted share in the third quarter of 2006.

    "With the combination of The Knot, WeddingChannel and the rest of our lifestage brands, we continue to hold a dominant market share of a very valuable and highly targeted consumer group," said Chief Executive Officer David Liu. "The fundamentals of our business remain strong, and we are currently making investments in the technology and the talent that will ensure our ability to grow the business in the long term."

    Nine Month Results

    For the nine months ended September 30, 2007, The Knot reported net revenues of $74.5 million and net income of $9.3 million or $0.30 per basic and $0.28 per diluted share as compared to net revenues of $51.0 million and net income of $8.8 million or $0.36 per basic and $0.33 per diluted share in 2006. Income before income taxes was $16.1 million for the first nine months of 2007 and $9.2 million in the corresponding period in 2006. The number of common shares outstanding were 31,502,968 and 30,972,265 as of September 30, 2007 and 2006,
respectively.

    Third Quarter 2007 Financial Highlights:

    -- National online revenues were $4.5 million and $12.9 million, for the three and nine months ended September 30, 2007, respectively, as compared to $3.6 million and $9.3 million for the corresponding periods in 2006.

    -- Local online revenues were $7.9 million and $22.7 million for the three and nine months ended September 30, 2007, respectively, as compared to $5.8 million and $16.3 million for the corresponding periods in 2006.

    -- Gross profit margins for the nine months ended September 30, 2007 were 81% as compared to 78% for the corresponding period in 2006.

    -- Stock-based compensation expense was $626,000 and $1.7 million for the three and nine months ended September 30, 2007, respectively, as compared to $388,000 and $1.1 million for the corresponding periods in 2006.

    --  Operating expenses for the three and nine months ended
        September 30, 2007 include a non-cash goodwill impairment charge of approximately $496,000 related to The Knot's
        GreatBoyfriends.com business unit.

    -- Net cash provided by operating activities was $22.0 million for the nine months ended September 30, 2007 while capital expenditures amounted to $2.3 million for the same period.

    Recent Highlights:

    -- In October, Janet Scardino was named President and Chief Marketing Officer of The Knot, Inc. She is responsible for developing and overseeing The Knot's business, including content, marketing and e-commerce, across the Company's brands.

    -- In September, a suite of enhancements were implemented on TheNest.com, the Company's popular lifestyle website and the go-to advice resource for a vast and loyal community of couples in their 20s and 30s who are building and organizing their lives together.

    -- In August, TheKnot.com and WeddingChannel.com launched BridesDecide.com. On BridesDecide.com, visitors can compare where presidential candidates stand on different issues, easily find voting information, and also share their thoughts with other brides and newlyweds via the online message board community.

    Conference Call and Replay Information

    The Knot will host a conference call with investors at 4:30 p.m. ET on Thursday, November 8, 2007 to discuss its third quarter 2007 financial results. Participants should dial in 800-638-7172 Reference # 19425939 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of The Knot Web site, accessible at www.theknot.com/investor-relations. To access the webcast, participants should visit The Knot website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

    A replay of the webcast will also be archived on The Knot website approximately two hours after the conference call ends for a period of two weeks and will also be available at 800-642-1687 Reference
#19425939.

    About The Knot, Inc.

    The Knot (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media company. The Company's flagship brand, The Knot, is the nation's leading wedding resource, reaching well over a million engaged couples each year through the #1 wedding website TheKnot.com. Other Knot brand products include The Knot national and local magazines, The Knot books (published by Random House and Chronicle) and television programming bearing The Knot name (aired on the Style Network, Oxygen and Comcast Networks). The Company also owns WeddingChannel.com, the most visited wedding gift registry website. The Company's Nest brand focuses on the newlywed-to-pregnancy lifestage, with the popular lifestyle website TheNest.com, a home decor book series with Clarkson Potter, The Nest magazine and baby offshoot TheNestBaby.com. Also under The Knot, Inc. umbrella are WeddingTracker.com; GiftRegistryLocator.com; party planning site PartySpot.com; teen-oriented PromSpot.com; and local baby services and community site Lilaguide.com. The Knot, Inc. is based in New York and has several other offices across the country.

    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) risks related to The Knot's recent acquisition of WeddingChannel, (iv) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.



                           The Knot, Inc.
                     Consolidated Balance Sheets
                           (in thousands)

                                          September 30,  December 31,
                                               2007          2006
                                           (Unaudited)    (Audited)
                                          -------------- ------------

                                          -------------- ------------

Current assets:
        Cash and cash equivalents                $20,565      $73,633
        Short-term investments                    80,841        7,000
        Accounts receivable, net                  13,386        9,743
        Inventories                                2,241        1,345
        Deferred production and
         marketing costs                             551          584
        Deferred tax assets, current
         portion                                   5,041        8,369
        Other current assets                       1,490        1,500
                                          -------------- ------------
Total current assets                             124,115      102,174

Property and equipment, net                        7,911        9,376

Intangible assets, net                            31,891       34,015
Goodwill                                          32,763       33,854
Deferred tax assets                               20,683       24,490
Other assets                                         342          342
                                          -------------- ------------
Total assets                                    $217,705     $204,251
                                          ============== ============

Liabilities and stockholders' equity
Current liabilities:
        Accounts payable and accrued
         expenses                                 $6,776       $7,661
        Deferred revenue                          13,843       10,498
        Current portion of long-term
         debt                                         51           51
                                          -------------- ------------
Total current liabilities                         20,670       18,210
Deferred tax liabilities                          14,157       15,014
Long term debt                                        55           55
Other liabilities                                    477          548
                                          -------------- ------------
Total liabilities                                 35,359       33,827

Stockholders' equity:
        Common stock                                 315          311
        Additional paid-in-capital               191,534      188,909
        Accumulated deficit                       (9,503)     (18,796)
                                          -------------- ------------
Total stockholders' equity                       182,346      170,424
                                          -------------- ------------
Total liabilities and stockholders'
 equity                                         $217,705     $204,251
                                          ============== ============




                            The Knot, Inc.
                Consolidated Statements of Operations
               (in thousands, except per share amounts)

                         Three months ended       Nine months ended
                            September 30,           September 30,
                       ----------------------- -----------------------
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited) Net revenues:
Online sponsorship and
 advertising               $12,394      $9,380     $35,692     $25,533
Registry Services            3,666         955       8,783       1,098
Merchandise                  5,317       4,273      16,447      12,166
Publishing and other         3,632       3,898      13,603      12,190
                       ----------- ----------- ----------- -----------
Total net revenues          25,009      18,506      74,525      50,987

Cost of revenues             4,394       4,200      14,061      11,388
                       ----------- ----------- ----------- -----------

Gross profit                20,615      14,306      60,464      39,599

Operating expenses:
Product and content
 development                 3,487       2,170       9,937       5,784
Sales and marketing          6,230       4,657      18,568      13,740
General and
 administrative              4,399       4,233      12,471      10,820
Goodwill impairment            496           -         496           -
Depreciation and
 amortization                2,079         975       6,384       1,800
                       ----------- ----------- ----------- -----------
Total operating
 expenses                   16,691      12,035      47,856      32,144

Income from operations       3,924       2,271      12,608       7,455

Interest and other
 income, net                 1,273       1,082       3,496       1,745
                       ----------- ----------- ----------- -----------

Income before income
 taxes                      $5,197      $3,353     $16,104      $9,200

Provision for income
 taxes                       2,299          90       6,811         366

Net income                  $2,898      $3,263      $9,293      $8,834
                       =========== =========== =========== ===========

Basic earnings per
 share                       $0.09       $0.12       $0.30       $0.36
                       =========== =========== =========== ===========
Diluted earnings per
 share                       $0.09       $0.11       $0.28       $0.33
                       =========== =========== =========== ===========


Weighted average
 number of common
 shares outstanding
  Basic                 31,034,101  27,472,080  30,915,579  24,592,760
                       =========== =========== =========== ===========
  Diluted               32,767,237  29,766,300  32,786,345  27,059,012
                       =========== =========== =========== ===========

    CONTACT: VMW Corporate & Investor Relations
             Vicki Weiner/Sylvia Dresner, 212-616-6161 info@vmwcom.com